024 Putnam OTC & Emerging Growth Fund attachment
1/31/06 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended January 31, 2006, Putnam management
has assumed $11,310 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

74U1 (000s omitted)

Class A	89,304
Class B	23,731
Class C	1,852

74U2 (000s omitted)

Class M	24,956
Class R	13
Class Y	5,251

74V1

Class A	8.51
Class B	7.50
Class C	8.08

74V2

Class M	7.92
Class R	8.46
Class Y	8.78


Additional Information About Errors and Omissions Policy
Item 85B
While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.